Exhibit (11)(a)

September 12, 2008

Seligman Municipal Fund Series, Inc.,

100 Park Avenue,

New York, New York 10017

Ladies and Gentlemen:

In connection with the registration statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”) regarding the shares of Class A Common Stock of the National Municipal Class of Seligman Municipal Fund Series, Inc., a Maryland corporation (the “Company”), par value $0.001 per share (the “Securities”), we as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, when the Securities have been duly issued and distributed in an amount not to exceed the then authorized number of Securities and as contemplated by the Registration Statement and the Agreement and Plan of Merger and Liquidation (the “Agreement”), the form of which is included in the Registration Statement, following effectiveness of the Registration Statement under the Act, for the consideration stated in the Agreement, they will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the General Corporation Law of the State of Maryland, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/S/ SULLIVAN & CROMWELL LLP